AXA EQUITABLE LIFE INSURANCE COMPANY

                    ENDORSEMENT APPLICABLE TO DEATH BENEFITS

Reference to "Contract" in this Endorsement will also include "Certificate".

For purposes of the ["Death Benefit"] Section of the Contract, when we use the term "married", we include civil union status; and when we use the term "spouse", we include "parties to a civil union". Under the Federal Defense of Marriage Act, however, the word "marriage" refers only to a legal union between one man and one woman as husband and wife, and the word "spouse" is limited to a person of the opposite sex who is a husband or wife. Federal law limits the federal income tax benefits provided for in this Section to "spouses" as the word is defined in the Federal Defense of Marriage Act.

In order to maintain the qualification of this Contract under Federal tax law, therefore, we are required to make, or treat as having been made, certain distributions from this Contract after the death of the first party to a civil union. Consequently, these distributions may be wholly or partially taxable to a civil union party.


AXA EQUITABLE LIFE INSURANCE COMPANY

[
/s/ Christopher M. Condron              /s/ Karen Field Hazin
-------------------------------------   ----------------------------------------
Christopher M. Condron                  Karen Field Hazin, Vice President,
President and Chief Executive Officer   Secretary and Associate General Counsel]